SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549





                                 FORM 8-K

                              CURRENT REPORT




                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): December 15, 2000



                        Federal Signal Corporation
          (Exact name of registrant as specified in its charter)


 Delaware                           0-693                      36-1063330

(State or other jurisdicton     (Commission File            (IRS Employer
  of incorporation)                 Number)                  Identification No.)


              1415 W. 22nd Street, Oak Brook,Illinois        60523
              (Address of principal executive offices)     (Zip Code)


                            (630) 954-2000
          (Registrant's telephone number, including area code)

Item 9.  Regulation FD Disclosure


Federal Signal Corporation (the "Company") is issuing a press release today with the following text:


                       FEDERAL SIGNAL CORPORATION UPDATES
                   GUIDANCE FOR 2000 FOURTH QUARTER AND 2001

Oak Brook, Illinois, December 15, 2000 -- Federal Signal Corporation announced today it now expects fourth quarter 2000 earnings per share from continuing operations of $.28 before restructuring charges and before the effect of a change in accounting method. The company has made a preliminary analysis of the effect of adopting a newly-required accounting method for recognizing revenue. The change in accounting method is expected to increase fourth quarter earnings by approximately $.03 to $.04 per share. Including this change, fourth quarter diluted earnings per share are expected in the range of $.31 to $.32. These amounts compare to the prior estimate of $.36 to $.40. For the full year, the revised earnings per share from continuing operations estimate is $1.30 before restructuring charges, compared to $1.18 in 1999. Adoption of the accounting change is expected to have an insignificant effect on full year 2000 earnings. The company previously targeted a range of $1.65 for 2001 and is now further defining that range to be $1.50 to $1.65, indicating an expected increase in earnings between 15% and 27%.

The company stated that the major reason for the change in the fourth quarter forecast was the dramatic and sudden slowdown in its U.S. industrial/commercial markets. This slowdown mainly affected the company's Tool Group, but also had an impact on its Safety Products Group. The uncertainty resulting from this slowdown was the reason the company widened its range of estimates for 2001.

While the company is experiencing continuing strength in its broad municipal markets, order delays in the fourth quarter are adversely affecting quarterly results primarily in the Safety Products Group.

Based on the industrial/commercial market slowdown, the company is much more cautious about 2001 and has revised its estimates for 2001 earnings per share from continuing operations. The first quarter estimate range was lowered from $.36 to $.40 per share to $.31 to $.35. While the full year 2001 was targeted at $1.65 per share for continuing operations, the company stated $1.65 would probably be the top end of the range now estimated at $1.50 to $1.65. The company expects to have better visibility on the industrial/commercial marketplace with a more refined range of estimates, in the first quarter of 2001.

An 8-K filed with the Securities Exchange Commission contains additional information concerning the company's fourth quarter 2000 as well as the year 2001.

The company will have a conference call Monday, December 18, 2000 at 11:00 a.m. Eastern Time. The purpose of the call will be to answer questions arising from this press release or the 8-K filing. You may listen to the conference call over the Internet through Federal's website at http://www.federalsignal.com. To listen to the call live, we recommend you go to the website at least 15 minutes in advance to register and to download and install (if necessary) the required free audio software. If you are unable to listen to the live broadcast, a replay accessible from our website will be available shortly after the call concludes through 5:00 p.m. Eastern Time, Friday, December 22, 2000.

Federal Signal Corporation is a global manufacturer of leading niche products in four operating groups: environmental vehicles and related products, fire rescue vehicles, safety and signaling products, and consumable industrial tooling. Based in Oak Brook, Illinois, the company's shares are traded on the New York Stock Exchange under the symbol FSS.

This release and this 8-K contain various forward-looking statements. Statements in this release that are not historical are forward-looking statements. Although the company believes the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that they will prove to be correct. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those expected. Such risks and uncertainties include: economic conditions in various regions, product and price competition, raw material prices, foreign currency exchange rate changes, technology changes, patent issues, litigation results, legal and regulatory developments and other risks and uncertainties described in releases filed with the Securities and Exchange Commission.

In addition to the above press release, the company reported the following:


Revenue Recognition:  SEC Staff Accounting Bulletin (SAB) No. 101

      The company had the following additional comments concerning the subject matter of the press release. SAB 101, which affects the method many companies have used to record sales and earnings will also affect Federal Signal, principally in its vehicle operations.

      Federal Signal's current revenue recognition policy, which is in accordance with generally accepted accounting principles and consistent with a significant number of companies, recognizes most sales principally upon shipment. Going forward under SAB 101, the company will be recognizing sales principally upon delivery under the terms of each specific sale agreement. This affects the company's vehicle-based businesses in that many trucks shipped are in transit at a quarter end. In summary, as a result of the change in accounting policy the company will record certain sales at a later point in the delivery cycle than it did previously.

      Effective with year-end 2000 reporting, the company will be restating its year 2000 and related quarterly results utilizing revenue recognition principles required by SAB 101. While the company has not fully concluded its determination of the amount of the effects on sales and income for each quarter of 2000, preliminary analysis indicates there will be an insignificant effect on full year income.

Updated Guidance on Performance for 2000 Fourth Quarter and for 2001

      Overall sales for the company were previously estimated to grow in the 6% range in the fourth quarter of 2000; total sales now are estimated to grow in the 4-5% range versus last year's quarter.

      For Environmental Products Group, sales are anticipated to approximate the fourth quarter of 1999; previously sales growth was forecast to approach 6%. Margins exclusive of restructuring charges are estimated in the 7.0-7.5% range, compared to the previous estimate of nearly 9%. In addition to less sales growth than anticipated two months ago, the slower sales rate is in industrial related products which have higher margins.

      For Fire Rescue Group, margins are expected in the 8% range for the fourth quarter, below the previous estimate of the 9% range. Sales are expected to increase in the range of 11%. This sales range is higher than the previous estimate of about 9% due to an expected increase in the sale of previously manufactured demonstration vehicles in our North American facilities. Margins will be well up over the prior year but the forecasted range is lower because these sales involve lower margin vehicles.

      Safety Products Group sales are now expected to decline in the range of 5-7% from last year's fourth quarter. This decline is mainly the result of slower domestic industrial activity. Further, some municipal ordering has moved into next year but we do not believe this is an indication of municipal budget constraints. This compares to the previous forecast of approximately a 3% sales decline. Margins are anticipated in the range of 15% rather than 16% principally due to lower expected sales.

      Tool Group sales are forecast to increase in the range of 10-12%, lower than our earlier forecast of a 15% increase as a result of a slowdown in the Group's broad industrial base, including the impact of automotive plant shutdowns. Sales are forecasted to be up significantly from last year's fourth quarter as a result of an acquisition the group made early this year. Without that acquisition, forecasted sales would be down about 2%. Margins are now expected in the range of 16% excluding restructuring charges, well below the 19% range predicted earlier. The Tool Group's margins are very sensitive to sales reductions.

      First quarter 2001 expectations have been lowered based on fourth quarter 2000 events and the resulting change in economic, industry or customer forecasts. For the full year 2001, the original indication of $1.65 is now expected to be the high end of the range, again driven by very recent U.S. economic conditions and the uncertainty existing for 2001.

      Environmental Products Group sales are still expected to increase in the range of 6-7% for full year 2001, with operating earnings increasing about 8% excluding year 2000 restructuring charges - in line with expectations provided in the company's last conference call. First quarter sales are expected to increase in the 5-7% range with earnings increasing in low single-digits as newly consolidated operations re-establish production efficiency. Previously, income growth was expected in the mid-teens. While expectations for the year have not changed substantially, the net benefits of year end 2000 restructuring are expected to have greater impact in the second half of the year.

      Fire Rescue Group sales for full year 2001 are expected to increase in the 9% range with earnings expected to rise in the 35% range and operating margin to increase to the 8-9% range. This forecast approximates the previous estimates. First quarter sales are expected to increase in the 8% range with operating margin improving to nearly 7% from 5.4% in the first quarter of 2000. Sales and margins for the first quarter are expected to be lower than previously forecast due to the decision to produce additional demonstration vehicles in the first quarter which will not be sold until later in the year. Also, North American orders for certain products were booked later in the fourth quarter than anticipated. While overall backlog remains strong, the mix of orders does affect production timing. North American operating efficiencies are expected to continue to improve.

      Safety Products Group sales are expected to increase in the range of 6% for the full year 2001 and operating income is expected to increase in about the same range. These expectations are lower than previously anticipated as industrial safety products sales and earnings are expected to improve at a slower rate. In light of recent performance, first quarter 2001 sales and earnings are now expected to be 3-5% below the first quarter of 2000; previously performance was estimated at about last year's level.

      Based on domestic market slowness in the Tool Group, sales are forecast to increase in the range of 3-4% for the year 2001, bolstered by the effect of the group's early 2000 acquisition which adds about 2% of growth. This increase would be about 3% lower than our last forecast. Operating margin for this group in 2001 is forecast to be about the same as 2000 as the benefits of consolidating two facilities is expected to offset the downward effect on margin of our lower sales projection. First quarter 2001 sales are forecast to increase in the 8% range (down 1% excluding last year's March acquisition) and operating margin is expected to approach 19%, resulting in an operating income decline from last year. The previous forecast was for double-digit sales growth and mid-single digit income growth.

      Interest expense is expected to decline slightly in 2001 from 2000 levels, excluding possible acquisitions. First quarter interest expense is anticipated to decline somewhat from the fourth quarter 2000 level. A modest increase in the effective tax rate to the 32-33% range is forecast reflecting the expected increase in taxable earnings over 2000.

                                           SIGNATURES



                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                  FEDERAL SIGNAL CORPORATION



      Dated:  December 15, 2000                    By:  /s/ Joseph J. Ross

                                                   Joseph J Ross
                                                   Chariman, President
                                                   and Chief Executive Officer